Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-00890, 333-103611, 333-127362, 333-177816, 333-193804, 333-197888 and 333-215978) of AVX Corporation of our report dated May 17, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
May 17, 2019